DIRECT INSITE CORP.
                                80 Orville Drive
                                Bohemia, NY 11716
                                  631-873-2900
                             Facsimile: 631-563-8085






                                                     October 2, 2008




Securities and Exchange Commission
100 F Street, N.E.
Washington, D. C.  20549-3561

Re:      Direct Insite Corp
         Registration Statement on Form S-1

Ladies and Gentlemen:

     We have submitted via Edgar the above-referenced registration statement. Please be advised that we understand that the financial statements contained in this registration statement may be required to be updated before the registration statement can be declared effective.

                                            Very truly yours,

                                            DIRECT INSITE CORP.

                                            /s/  Michael J. Beecher
                                            By:  Michael J. Beecher
                                            Chief Financial Officer